Exhibit 10.1

AMENDMENT AGREEMENT NO. 3

This Amendment Agreement No. 3 (“Agreement”) is made as of this 18th day of January, 2011 by and between VSE Corporation, a  Delaware corporation (“Employer” or “VSE”), and Maurice A. Gauthier (“Employee”).

RECITALS

    A.           Employer and Employee are parties to an Employment Agreement dated as of April 22, 2008, as amended by (i) a Statement of Amendment Number One to The Employment Agreement between Employer and Employee effective as of April 22, 2008 and (ii) an Amendment Agreement dated as of April 19, 2010 between Employer and Employee, pursuant to which, among other things, Employer employ’s Employee as Employer’s chief executive officer, president and chief operating officer (the “Employment Agreement”).

    B.           Employer and Employee desire to amend the Employment Agreement as set forth below.

    C.           Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Employment Agreement.

    NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee, each intending to be legally bound, agree as follows:

    1. Amendment of Employment Agreement.  The Employment Agreement shall be and hereby is amended as follows:

    (a)           The entire text of Section 1 shall be and hereby is deleted and in substitution thereof the following text shall be and hereby is inserted:

               1.           Term.  The term of Employee’s employment hereunder shall commence on April 28, 2008 (the “Effective Date”) and shall continue until April 30, 2015, except as otherwise provided in Section 7 (the “Term”).

    (b)           The entire text of Section 7(a)(ii) of the Employment Agreement shall be and hereby is deleted and in substitution thereof the following text shall be and hereby is inserted:

(ii)	Termination Without Cause.

Employer may, in its sole discretion, without Cause, terminate the Term at any time by providing Employee with five days’ prior notice thereof.  If Employer terminates the Term without Cause pursuant to this Section 7(a)(ii) and the Termination Date is prior to April 30, 2015, Employer shall pay Employee on or prior to the Termination Date a lump sum equal to the lesser of (1) two times Employee’s Base Salary in effect as of the Termination Date or (2) such amount as would not trigger the application of Section 280G of the Internal Revenue Code of 1986 (“the Code”), as amended (the “280G Limitation”).  For purposes of this Agreement, the 280G Limitation shall be applied after first giving due effect to, inter alia, the rights and benefits provided to Employee pursuant to the penultimate sentence of this Section 7(a)(ii) or to clauses (2) and (3) of the last sentence of Section 7(c)(ii), as the case may be.  In the event of any such termination of the Term by Employer without Cause pursuant to this Section 7(a)(ii), Employee shall not be entitled to the accrual or provision of any other compensation or benefit hereunder after the Termination Date other than (1) the medical and hospitalization benefits for the first 18 months after the Termination Date; (2) the provision of all compensation and other benefits that shall have accrued as of the Termination Date, including Base Salary, Performance Bonus, paid leave benefits, and reimbursements of incurred expenses; (3) all restricted stock, restricted stock units or similar rights to acquire capital stock granted by VSE to Employee shall automatically become vested; and (4) all unvested rights of Employee under VSE’s Deferred Supplemental Compensation Plan shall automatically become vested.  Notwithstanding anything herein to the contrary, the expiration of the Term pursuant to Section 1 shall not be considered a termination by Employer without Cause for the purposes of this Agreement, including this Section 7(a)(ii).

    2. The Employment Agreement.  The Employment Agreement, as amended hereby, remains in full force and effect.

    3. Binding Effect.  This Agreement is binding upon and inures to the benefit of VSE and Employee and their respective successors, legal representatives, executors, heirs, administrators and assigns.

    4. Invalidity.  If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be enforceable to the fullest extent permitted by law.

    5. Other Provisions.  This Agreement shall be governed by, construed and enforced in accordance with, Sections 8, 9, 10, 12, 13, 14, 15, 16 and 17 of the Employment Agreement.

IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date first written above.

VSE CORPORATION,
  a Delaware corporation

                   By:  /s/ Thomas R. Loftus
                          Thomas R. Loftus
                          Executive Vice President

                          /s/ Maurice A. Gauthier
                          Maurice A. Gauthier